Dilip R. Limaye
Managing Member

LETTER OF INTENT

This Letter of Intent (LOI) is by and between

FOMO CORP. ("FOMO")

And

ONLINE ENERGY MANAGER, LLC ("OEM")

The following are the proposed terms of an ECORE-CI® Licensing Agreement between FOMO CORP. ("FOMO") and Online Energy Manager, LLC ("OEM"):

1. Licensing of ECORE:

OEM shall grant FOMO a two (2) year non-exclusive right to license ECORE-CI® (ECORE), which includes OEM's 2014 Patent for "Central Cooling and Circulation Energy Management Systems" and all other OEM intellectual property (IP) and energy conservation methods (ECMs) that OEM has and continues to develop in support of the ECORE platform.

Under this licensing agreement, FOMO may market ECORE projects to its customers and prospective customers identified through its network of companies and contacts. FOMO may, at its discretion, use its internal engineering capabilities to perform work associated with design, development, implementation and commissioning of ECORE projects (collectively "Delivery"), or refer ECORE projects to OEM for Delivery.

2. Restriction on Sublicensing

FOMO may not re-brand ECORE-CI® under any other brand name, nor sublicense ECORE to any individual or entity.

3. License Fees & Profit Share

For ECORE projects in which FOMO takes responsibility for Delivery, FOMO shall pay OEM a license fee equal to 7.5% of the gross revenue per project (Fee).

For ECORE Projects that FOMO refers to OEM, OEM will be the client-facing entity and will take responsibility for Delivery. For such projects, OEM shall not require payment of a Fee, and OEM shall pay FOMO a Profit-Sharing payment equal to 15% of Adjusted Gross Revenue. Adjusted Gross Revenue is defined as the total revenue generated less the cost purchased equipment and any expenses reimbursed by the customer.

All respective Fee and Profit-Sharing payments will be remitted within 15 days from the receipt of associated revenue.

209 Excalibur Drive, Newtown Square, PA 19073-4413
Phone: +1-610-695-0276 • Mobile: +1-610-213-9063 • Fax: +1-484-872-1448

4. Extension of License Term

The license shall be extended annually beyond the initial two-year period as long as FOMO generates a minimum of $100,000 in license fees during the second year.

5. Case Studies:

FOMO and OEM agree to share information on ECORE projects sufficient to be relied upon as case-studies for marketing purposes.

6. Purchase Options:

OEM shall provide FOMO:

(i) a three (3) year option to purchase 100% of the assets of OEM for a cash payment of $10,000,000, and

(ii) a two (2) year option to purchase 19.9% of OEM Membership Units for a cash payment $2,000,000.

Options shall require a minimum of three (3) months advance notice of the intention to exercise.

7. Warrants

As consideration of these Options, FOMO shall provide OEM a 5-year warrant to acquire one hundred million FOMO common shares at an exercise price of $0.010 per share. If shares are registered and the stock closes over $0.03 for 20 sessions out of the prior 30 sessions, the warrants shall be callable. Otherwise, they shall be cashless exercise under a formula TBD on final documentation.

8. Term

This LOI is valid until March 15, 2021.

Agreed:

FOMO CORP.	Online Energy Manager, LLC
	[signature]
By	By Dilip R. Limaye
Title	Title President
Date	Date 15 February 2021

209 Excalibur Drive, Newtown Square, PA 19073-4413
Phone: +1-610-695-0276 • Mobile: +1-610-213-9063 • Fax: +1-484-872-1448